Exhibit 99.1

Contact:
Stephen Richards
The Princeton Review, Inc.
(508) 663-5053 srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports First Quarter 2008 Operating Results

New York, NY, May 8, 2008 — The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced financial results for the three months ended March 31, 2008.

First Quarter Financial Highlights

For the quarter ended March 31, 2008, revenue increased 3.0% to $41.4 million from $40.2 million in the first quarter of 2007. The Company reported a net loss attributable to common stockholders of $1.7 million, or $0.06 per share, as compared to net income attributable to common stockholders of $4.4 million, or $0.16 per share, in the year-ago quarter. First quarter 2007 results included a gain of $4.5 million from the sale of the Company’s admissions technology business in February 2007. First quarter 2008 results include a restructuring charge of $0.4 million. The Company reported a loss from continuing operations of $0.7 million in the first quarter of 2008, improving from a loss of $1.0 million in the first quarter of 2007.

“We believe we have made progress in our initiative to return The Princeton Review to profitability and positive cash flow in the first quarter,” said Michael Perik, CEO and President. “We are pleased with the revenue performances of the Test Preparation and SES divisions in the first quarter and continue to identify cost and productivity opportunities across all our businesses and operations.”

Test Preparation Services

For the quarter, Test Preparation Services revenue increased by $2.3 million, or 11.0%, from $20.9 million in 2007 to $23.2 million in 2008. This increase largely resulted from increases in tutoring and institutional revenue, while retail revenues were essentially flat compared to the prior year.

Operating income in the Test Prep division was $2.9 million for the quarter compared to $1.6 million for the first quarter of 2007. The improvement is a result of a 1.7% improvement in gross profit margin.

Supplementary Educational Services (SES)

For the quarter, SES revenues increased by $6.4 million, or 102.3%, from $6.2 million in 2007 to $12.6 million in 2008. This increase is due to increased market share in existing markets and the entry into two new markets in connection with the acquisitions of two of the Company’s franchises in 2007.

Operating income in the SES division was $3.4 million for the quarter, compared to $1.9 million in 2007.

K-12 Educational Services

For the quarter, K-12 Services revenue decreased by $7.5 million, or 57%, from $13.1 million in 2007 to $5.6 million in 2008. The decrease is due to the loss of a contract in 2007 and the timing of revenue recognition on contracts that were delayed from 2006 to the first quarter of 2007.

Operating loss in the K-12 Services division was $.7 million for the quarter, compared to operating income of $1.8 million in the first quarter of 2007.

Other Business Highlights

As previously announced, on March 7, 2008 the Company completed the acquisition of Test Services, Inc. (“TSI”) from Alta Colleges and has included the operations of TSI from the date of the acquisition.

The Princeton Review will review its first quarter 2008 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-4754 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 4370407, through May 13, 2008.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound student’s research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect,” “may,” “could,” “would,” “will,, “should,, “plan,, “project,” “contemplate,, “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenue
Test Preparation Services	$23,150	$20,863
SES Services	12,592	6,225
K-12 Services	5,629	13,082

Total revenue	41,371	40,170

Cost of revenue
Test Preparation Services	8,887	8,368
SES Services	5,663	2,844
K-12 Services	2,686	6,928

Total cost of revenue	17,236	18,140

Gross Profit	24,135	22,030

Operating expenses
Selling, general and administrative	24, 337	22,652
Restructuring	435

Total operating expenses	24,772	22,652

Loss from operations	(637)	(622)
Interest income (expense), net	99	(344)
Other income (expense), net	(38)	(75)

Income (loss) before income taxes	(576)	(1,041)
(Provision) benefit for income taxes	(78)	8

Net income (loss) from continuing operations	(654)	(1,033)
Discontinued operations
Income (loss) from discontinued operations	128	1,198
Gain from disposal of discontinued operations	—	4,539
(Provision) benefit for income taxes	(51)	(178)

Income (loss) from discontinued operations	77	5,559
Net income (loss)	(577)	4,526
Dividends and accretion on Preferred Stock	(1,149)	(103)

Income (loss) attributed to common stockholders	$(1,726)	$4,423

Earnings (loss) per share
Basic and diluted Income (loss) from continuing operations	$(0.06)	$(0.04)
Income (loss) from discontinued operations	0.00	0.20

Net income (loss) attributed to common stockholders	$(0.06)	$0.16

Weighted average shares used in computing income (loss) per share
Basic	29,486	27,576

Diluted	29,486	27,576

See accompanying notes to the condensed consolidated financial statements.

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